AMERIANA BANCORP REPORTS FIRST QUARTER 2012 NET INCOME OF $345,000 OR $0.12 PER SHARE, UP FROM $121,000 OR $0.04 PER SHARE IN THE YEAR-EARLIER QUARTER

NEW CASTLE, Ind. (April 30, 2012) – Ameriana Bancorp (NASDAQ: ASBI), parent company for Ameriana Bank, today announced earnings for the first quarter of 2012 of $345,000, or $0.12 per basic and diluted share, compared with $121,000, or $0.04 per basic and diluted share, for the first quarter of 2011.  This marked the 11th consecutive profitable quarter for Ameriana.

Commenting on the announcement, Jerome J. Gassen, President and Chief Executive Officer, said, "We are pleased to announce that financial performance improvements for Ameriana in the first quarter of 2012 translated into a tripling of net income per diluted share compared with the prior-year period.  This increase reflected the impact of a lower provision for loan losses, an increase in net interest income due primarily to lower funding costs, and a reduction in non-interest expense.

"During the first quarter, we continued to see signs of a pick-up in segments of the economy, including housing, retail and manufacturing," Gassen continued.  "As a result, we added resources in the growing areas of mortgage production and commercial lending, but at the same time we continued to contain expense growth."

Gassen noted that the Company's loan portfolio declined $2.8 million, or 0.9%, to $313.9 million at the end of the first quarter of 2012 after an encouraging increase in production during the fourth quarter of 2011, but commented that the decline could quickly reverse.  The Company has a solid pipeline of both residential and commercial loans that is expected to result in improved production levels in the second quarter of 2012.

Total deposits of $354.9 million at March 31, 2012, represented a 5.2% increase over total deposits at December 31, 2011, that was primarily a result of growth in non-maturity deposits.  Total deposits were relatively unchanged from a year earlier, but at March 31, 2012, the Company had no brokered certificates of deposit compared with $16.5 million at March 31, 2011.

The Company’s total assets at March 31, 2012, were $443.1 million, an increase of $13.3 million, or 3.1% over total assets at December 31, 2011.

Gassen added, "We remain cautiously optimistic that general economic conditions in our markets are improving.  Our growing confidence reflects both the increasing business activity we have witnessed in the region and the overall modest gains we have experienced in loan demand.  Our credit costs also have begun to decline, even if at a slow pace, and the level of criticized and classified loans is moving lower.  Still, we recognize that many uncertainties lie ahead.  More time will be needed to work through problem loans and to dispose of other real estate owned.  While we believe we have appropriately considered the credit risks in our portfolio, future credit costs are likely to be driven primarily by forces outside our control, like the state of the economy.  Nevertheless, we are hopeful that the improvements we have seen over the past several quarters signal a possible end to the negative credit cycle that has affected our company and the industry since 2007."

ASBI Reports First Quarter 2012 Results

April 30, 2012

Ameriana Bancorp's net interest margin on a fully tax-equivalent basis was 3.76% for the first quarter of 2012, an increase of two basis points from the fourth quarter of 2011 and one basis point from  the first quarter of 2011.

The Bank recorded a provision for loan losses of $255,000 for the first quarter of 2012, which resulted in an allowance for loan losses to total loans ratio of 1.28% at March 31, 2012, down from 1.30% at December 31, 2011, and 1.41% at March 31, 2011.  Non-performing loans (NPLs) at the end of the first quarter totaled $8.6 million, reflecting a 2.4% decrease from $8.8 million reported at December 31, 2011, and a 20.8% decrease from $10.9 million at March 31, 2011.  NPLs were 2.7% of total net loans at March 31, 2012, consistent with the end of the fourth quarter of 2011, but down from 3.5% at March 31, 2011.

Non-interest income for the first quarter of 2012 declined $109,000, or 7.9%, from the year-earlier quarter primarily due to reduced income from other real estate owned coupled with an increase in write-downs, as the Company continues to aggressively pursue the disposition of properties acquired through foreclosure.  Non-interest expense for the first quarter of 2012 declined $282,000, or 6.4%, primarily due to a reduction in salaries and employee benefits, and lower FDIC insurance premiums.

Ameriana Bancorp is a bank holding company.  Through its wholly owned subsidiary, Ameriana Bank, the Company offers an extensive line of banking services and provides a range of investments and securities products through banking centers in the central Indiana area.  Ameriana Bank owns Ameriana Insurance Agency, a full-service insurance agency, and Ameriana Financial Services, which offers securities and insurance products through LPL Financial (Member FINRA/SIPC).

This news release contains forward-looking statements within the meaning of the federal securities laws.  Statements in this release that are not strictly historical are forward-looking and are based upon current expectations that may differ materially from actual results.  These forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those anticipated by the statements made herein.  These risks and uncertainties involve general economic trends, changes in interest rates, loss of deposits and loan demand to other financial institutions, substantial changes in financial markets, changes in real estate value and the real estate market, regulatory changes, possibility of unforeseen events affecting the industry generally, the uncertainties associated with newly developed or acquired operations, the outcome of pending litigation, and market disruptions and other effects of terrorist activities.  For discussion of these and other risks that may cause actual results to differ from expectations, refer to the Company's Annual Report on Form 10-K for the year ended December 31, 2011, on file with the Securities and Exchange Commission, including the section entitled "Risk Factors."  The Company undertakes no obligation to update these forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unforeseen events, except as required under the rules and regulations of the Securities and Exchange Commission.

ASBI Reports First Quarter 2012 Results

April 30, 2012

AMERIANA BANCORP
Unaudited Financial Highlights
(In thousands, except per share amounts)

	Three Months Ended March 31,
	2012	2011
Interest income	$4,559	$4,766
Interest expense	1,042	1,337
Net interest income	3,517	3,429
Provision for loan losses	255	360
Net interest income after provision for loan losses	3,262	3,069
Other income	1,280	1,389
Other expense	4,119	4,401
Income before income taxes	423	57
Income tax (benefit)	78	(64)
Net income	$345	$121

Earnings per share:
Basic	$0.12	$0.04
Diluted	$0.12	$0.04

Weighted average shares outstanding:
Basic	2,989	2,989
Diluted	2,989	2,989

Dividends declared per share	$0.01	$0.01

Net interest margin (fully tax-equivalent basis)	3.764%	3.756%

ASBI Reports First Quarter 2012 Results

April 30, 2012

AMERIANA BANCORP
Unaudited Financial Highlights (Continued)
(In thousands, except per share amounts)

	March 31, 2012	Dec. 31, 2011	March 31, 2011
Total assets	$443,114	$429,791	$441,184
Cash and cash equivalents	27,221	9,709	31,262
Investment securities available for sale	42,153	43,847	32,769
Loans receivable	313,884	316,641	313,451
Allowance for loan losses	4,032	4,132	4,416
Loans, net	309,852	312,509	309,035

Allowance for loan losses as a percentage of loans receivable	1.28%	1.30%	1.41%
Non-performing loans	$8,620	$8,828	$10,886
Allowance for loan losses as a percentage of non-performing loans	46.8%	46.8%	40.6%

Deposits:
Non-interest-bearing	$48,092	$40,197	$38,093
Interest-bearing	306,780	297,053	316,872
	354,872	337,250	354,965

Borrowed funds	$45,810	$49,810	$45,810
Shareholders' equity	34,800	34,505	33,190
Book value per share	11.64	11.54	11.10

Regulatory capital ratios for Ameriana Bank:
Tier 1 leverage ratio	8.98%	9.23%	8.74%
Tier 1 risk-based capital ratio	12.43%	12.32%	11.82%
Total risk-based capital ratio	13.69%	13.58%	13.08%